Exhibit 5.1

701 8th Street, N.W. Suite 700 Washington, DC 20001 Telephone: 202-220-6900 Fax: 202-220-6945 www.lockelord.com Daniel P. Weitzel Direct Telephone: 202-220-6963 Direct Fax: 202-661-2610 dweitzel@lockelord.com

July 28, 2020
OceanFirst Financial Corp.
110 W. Front Street
Red Bank, New Jersey 07701
Re:    OceanFirst Financial Corp. 2020 Stock Incentive Plan
Ladies and Gentlemen:
We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 2,000,000 shares of Common Stock, $.01 par value per share (the “Shares”), of OceanFirst Financial Corp., a Delaware corporation (the “Company”), issuable from time to time pursuant to the provisions of the Company’s 2020 Stock Incentive Plan (the “Plan”).
We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.
Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.
We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,

/s/ Douglas P. Faucette
LOCKE LORD LLP
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